Exhibit 3

ANNEX 24

CASH AND SECURITIES DEPOSIT AGREEMENT

DEPOSIT AGREEMENT, dated as of ________________, 201_, (the "Agreement") by and among Greater Sail Limited, a BVI business company incorporated and existing under the laws of the British Virgin Islands with company number 1814786 and whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the "Company"), and Deutsche Bank Trust Company Americas, a New York banking corporation, a wholly-owned subsidiary of Deutsche Bank AG, as Depositary (the "Depositary").
WHEREAS, the Company intends to provide security over certain of its securities and/or cash in connection with a US$*** facility agreement dated *****, as it may be amended and/or restated from time to time between, among others, Kaisa Group Holdings Limited (the "Borrower") and Deustche Bank AG, Hong Kong Branch as agent and security agent (the "Security Agent") (the "Facility Agreement"). Pursuant thereto, the Company has entered or will enter into a security deed over ordinary shares of Nam Tai Property Inc. held by the Company in favour of the Security Agent (as security trustee for the Secured Parties (as defined in the Facility Agreement) (the “Security Document”). The Company wishes to enter into this Agreement and establish a cash and securities deposit account in preparation for its provision of security in respect of the Security Document. The Company will also enter into an account control agreement between the Company, the Depository and the Security Agent (the "Account Control Agreement") to regulate and govern the Deposit Account (as defined below).
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, do hereby agree as follows:
Section 1.          Appointment of Depositary.  The Company hereby appoints Deutsche Bank Trust Company Americas as Depositary in accordance with the terms and conditions set forth herein, and the Depositary hereby accepts such appointment.
Section 2.          Deposit into the Cash and Securities Deposit Account.  The Company, from time to time following the  execution and delivery of this Agreement, shall cause to be deposited with the Depositary cash and/or securities (the "Deposit"), and which Deposit shall be held by the Depositary upon the terms and conditions hereinafter set forth.  The foregoing Deposit, plus all interest, dividends and other distributions and payments thereon received by the Depositary, (after the expiry of the Security Period (as defined below)) less any funds distributed or paid in accordance with this Agreement, shall be held by the Depositary in an account referred to herein as the “Deposit Account”.  The Depositary shall have no duty to solicit the Deposit.  Company shall notify the Depositary in writing at or prior to the time when a Deposit is sent to the Depositary pursuant to this Agreement.  The Depositary shall have no liability for a Deposit, or interest thereon,  sent to it that remains unclaimed and/or is returned if such written notice is not given.
Section 3.          Distribution of Deposit.  The Depositary shall hold the Deposit in its possession in accordance with the terms of the Account Control Agreement until, after the expiry of the Security Period (as defined below), instructed hereunder to deliver the Deposit or any specified portion thereof in accordance with a written release notice (the “Deposit Release Notice”) signed by an Authorized Person of the Company and substantially in the form of Exhibit A attached hereto.  If the Deposit is disbursed in accordance with a court order, the Company shall represent to the Depositary that such court order is final and non-appealable.
Section 4.          Termination.  This Agreement shall terminate upon the distribution of the Deposit from the account established hereunder.  The provisions of Sections 6, 8 and 9 shall survive the termination of this Agreement and the earlier resignation or removal of the Depositary.
Section 5.          Compensation of Depositary. The Depositary shall be entitled to payment from the Company for customary fees and expenses for all services rendered by it hereunder as separately agreed to in writing between the Company and the Depositary (as such fees may be adjusted from time to time). The Company shall reimburse the Depositary on demand for all loss, liability, damage, disbursements, advances or expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all counsel, advisors' and agents' fees and disbursements and all taxes or other governmental charges.  Any acceptance fee and/or annual fee for the first year will be paid to the Depositary Agent by the Company concurrent with the execution and delivery of this Agreement.  Annual fees are payable in advance for each year or any part thereof.  After the expiry of the period beginning on the date of the Security Document and ending on the date on which the Secured Party (as defined in the Account Control Agreement) notifies the Depository in accordance with the Account Control Agreement that the Security Document has been released and discharged in full (such period, the “Security Period”), the Depositary will have a right of set off and first lien on the funds in the Deposit Account for payment of customary fees and expenses and all such loss, liability, damage or expenses.  Such compensation and expenses shall be paid from the Deposit to the extent not otherwise paid within thirty (30) days after an invoice has been rendered.  The obligations contained in this Section 6 shall survive the termination of this Agreement and the resignation or removal of the Depositary.
Section 6.          Resignation of Depositary.  Prior to the expiry of the Security Period, the Depositary may resign and be discharged from its duties hereunder at any time by giving thirty (30) calendar days’ prior written notice of such resignation to the Company and the Security Agent, and in accordance with the Account Control Agreement. After the expiry of the Security Period, the Company may remove the Depositary at any time by giving thirty (30) calendar days’ prior written notice to the Depositary.  Upon such notice, a successor Depositary

Confidential

Exhibit 3
ANNEX 24
shall be appointed by the Company, who shall provide written notice of such to the resigning Depositary.  Such successor Depositary shall become the Depositary hereunder upon the resignation or removal date specified in such notice.  If the Company does not appoint a successor Depositary within thirty (30) days after such notice, the Depositary may, in its sole discretion, deliver the Deposit to the Company at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Depositary or for other appropriate relief. Upon its resignation and delivery of the Deposit as set forth in this Section 6, the Depositary shall be discharged of and from any and all further obligations arising in connection with the Deposit or this Agreement.
Section 7.          Indemnification of Depositary.  The Company shall indemnify, defend and hold harmless the Depositary and its officers, directors, employees, representatives and agents, from and against and reimburse the Depositary for any and all claims, expenses, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, reasonable costs and expenses (including reasonable attorney’s fees and expenses) of whatever kind or nature regardless of their merit, demanded, asserted or claimed against the Depositary directly or indirectly relating to, or arising from, claims against the Depositary by reason of its participation in the transactions contemplated hereby, including without limitation all reasonable costs required to be associated with claims for damages to persons or property, and reasonable attorneys’ and consultants’ fees and expenses and court costs except to the extent caused by the Depositary’s gross negligence or willful misconduct.  The provisions of this Section 7 shall survive the termination of this Agreement or the earlier resignation or removal of the Depositary.
Section 8.          The Depositary.
(a) The duties, responsibilities and obligations of Depositary shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied against the Depositary. The Depositary shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(b) If at any time the Depositary is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Deposit (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Deposit), the Depositary is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and if the Depositary complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Depositary shall not be liable to the Company or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(c) The Depositary shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part.

(d) After the expiry of the Security Period, if any fees, expenses or costs incurred by, or any obligations owed to, the Depositary or its counsel hereunder are not promptly paid when due, the Depositary may reimburse itself therefor from the Deposit and may sell, liquidate, convey or otherwise dispose of any investment in respect of the Deposit for such purpose. After the expiry of the Security Period, the Depositary may in its sole discretion withhold from any distribution of any interest earned in respect of the Deposit an amount it believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Depositary is entitled to hereunder.

(e) After the expiry of the Security Period, as security for the due and punctual performance of any and all of the Company's obligations to the Depositary hereunder, now or hereafter arising, the Company agrees to pledge, assign and grant to the Depositary a continuing security interest in, and a lien on, the Deposit and all Distributions thereon or additions thereto. The security interest of the Depositary shall after the expiry of the Security Period be valid, perfected and enforceable by the Depositary against the Company and all third parties in accordance with the terms of this Agreement.

(f) The Depositary may consult with legal counsel of its own choosing, at the expense of the Company, as to any matter relating to this Agreement, and the Depositary shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(g) The Depositary shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Depositary (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(h) The Depositary shall be entitled to conclusively rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Depositary may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(i) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Depositary hereunder, the Depositary may, in its sole discretion, refrain from taking any action other than to retain possession of the Deposit, unless the Depositary receives written instructions, signed by the Company which eliminates such ambiguity or uncertainty.

Confidential

Exhibit 3

ANNEX 24

(j)   The Depositary does not have any interest in the Deposit deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from the Deposit shall be subject to withholding regulations then in force with respect to United States taxes. The Company will provide the Depositary with appropriate W-9 forms for tax identification number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Depositary shall be responsible for income reporting only with respect to income earned on the Deposit and will not be responsible for any other reporting.

(k)    The Depositary shall provide to the Company monthly statements identifying transactions, transfers or holdings of Deposit and each such statement shall be deemed to be correct and final upon receipt thereof by the Company unless the Depositary is notified in writing, by the Company, to the contrary within thirty (30) business days of the date of such statement.

Section 9.            Miscellaneous.  (a)  This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof.
(b)        This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws.
(c)          Notwithstanding any provision to the contrary in this Agreement, the Depository shall not, during the Security Period, claim or exercise any security interest, set-off, counter-claim or other right in respect of the Deposit or Deposit Account. The Depository shall be entitled to claim or exercise any security interest, set-off, counter-claim or other right in respect of the Deposit and the Deposit Account after the expiry of the Security Period.
(d)          In case of inconsistency between this Agreement and the Account Control Agreement, the terms of the Account Control Agreement shall prevail.
(e)          Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue.  Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such person at such person's address for purposes of notices hereunder.
(f)          All notices and other communications under this Agreement shall be in writing in English and shall be deemed given when delivered personally, on the next Business Day after delivery by a recognized overnight courier or first class mail (postage prepaid) or when sent by facsimile, (which facsimile copy shall be followed, in the case of notices or other communications sent to the Depositary, by delivery of the original) when the sender receives a written fax confirmation thereof, at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):
If to the Company, to:

Greater Sail Limited
30/F, The Center, 99 Queen's Road Central
Central, Hong Kong
Fascimile: (852) 3900 0990
Attention: Chris Yu

If to the Depositary, to:

Deutsche Bank Trust Company Americas
60 Wall Street, 24th Floor
New York, New York  10005
Facsimile: (732) 578-4593
Attention:  Manager, Escrow Team SF0911

(g)          The headings of the Sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.
(h)          This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto.  This Agreement shall be binding upon and inure to the benefit of each party's respective successors and permitted assigns.  Except as expressly provided herein, no other person shall acquire or have any rights under or by virtue of this Agreement.  This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 9(f)) their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.
Confidential

Exhibit 3

ANNEX 24

        (i)          This Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the parties hereto.
(j)          The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.
(k)          The Company hereby represents and warrants (i) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Agreement by the Company does not and will not violate any applicable law or regulation.
(l)          The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.
(m)          No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Bankers Trust Company”, “Deutsche Bank Trust Company Americas” or “Deutsche Bank AG" or any of their respective affiliates by name or the rights, powers, or duties of the Depositary under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Depositary.
(n)          For purposes of this Agreement, "Business Day" shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted by law or executive order to be closed in the City of New York.
(o)          For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Depositary may conclusively rely upon such instructions or directions, delivered, and executed by representatives of the Company designated on Scheduled I attached hereto and made a part hereof (each such representative, an "Authorized Person") which such designation shall include specimen signatures of such representatives, as such Schedule I may be updated from time to time.
          (n) In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the  Depository is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Depository. Accordingly, each of the parties agree to provide to the Depository, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Depository to comply with Applicable Law

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
GREATER SAIL LIMITED By___________________________________ Name: Xu Hao Title: Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Depositary By__________________________________ Name: Title: By__________________________________ Name: Title:

Confidential

Exhibit 3

ANNEX 24

Schedule I

Authorized Representatives

Name	Title	Specimen Signature

Xu Hao	Director
Lee Kin Ping Gigi	Director

Confidential

Exhibit 3

ANNEX 24

EXHIBIT A

[ON COMPANY LETTERHEAD]

Form of Deposit Release Notice

[DATE]

Deutsche Bank Trust Company Americas
60 Wall Street, 16th Floor
Mail Stop:  NYC60-1630
New York, New York  10005
Facsimile:  (732) 578-4593
Attention:  Manager, Escrow Team, SF0911

Re:          DEPOSIT AGREEMENT, dated as of ______ 201_, (the "Agreement") by and among Greater Sail Limited, a BVI business company incorporated and existing under the laws of the British Virgin Islands with company number 1814786 and whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the "Company"), and Deutsche Bank Trust Company Americas, a New York banking corporation, a wholly-owned subsidiary of Deutsche Bank AG, as Depositary (the "Depositary").

Dear Manager, Escrow Team;

You are hereby instructed to deliver [$              ] [specify securities] to the extent to the extent currently available in the Deposit Account related to the captioned agreement, to the following recipient in accordance with the following transfer instructions:

[Insert recipient name and transfer instructions]

Sincerely;

________________________________
GREATER SAIL LIMITED
Name:
Title:

Confidential